CO-DEVELOPMENT AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into and effective this 19 day of May 1998, the same date affixed hereto by the party last signing this Agreement, by and between Bioheal Ltd ("Bioheal") of International House, Church Road, Hendon, London and Christopher Wood ("C B Wood") of The Cedars, Hollybush Hill, Stoke Poges, Bucks SL2 4QN

WITNESSETH

WHEREAS, C B Wood has rights in patents and technical information relating to the development and uses of a a gene marker and immunomodulator system for use in gene therapy and related technologies [Technology(s)];

WHEREAS,   Bioheal  recognizes  that  its  anticipated  business  activity  will encompass the practice of technology that requires a license under intellectual property owned by C B Wood; and

WHEREAS, Bioheal wishes to acquire certain rights to practice the inventions of such patents and technical information; and

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound thereby, the parties agree as follows:

1. DEFINITIONS

As usual herein the following terms shall have the meanings set forth below:

Co-Development Program means the joint development of the Technology by C B Wood and Bioheal.

B. Field means, and is limited to, the practice of the Patent, Invention and Technical information licensed hereunder for use in human and animal health applications.

C. Net Sale Price means the gross amount recognized by Bioheal or its affiliates for the sale of a Product(s) through normal distribution channels (as determined by generally accepted accounting principles), less any discounts or deductions for value added taxes incurred and not recovered by Bioheal or the equivalent in Great Britain or elsewhere in the Territory.

D. Invention means patented and unpatented, patentable and unpatentable, proprietary technology ("Technology") related to a cell-based vector system for use in gene therapy and related technologies, developed by or on behalf of C B Wood, that is (i) related to human and animal health applications of the Technology or (ii) necessary for the practice of Technology for human and animal health applications as disclosed and claimed in the Patent(s).


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2. LICENSE AND CO-DEVELOPMENT PROGRAM

The parties to this Agreement hereby agree to jointly co-develop the Technology according to the terms of this Agreement which supersedes all other written or verbal agreements, express or implied, between Bioheal and C B Wood relating to co-development of the Technology.

C B Wood hereby grants to Bioheal, to the extent of the Field for the Territory, an exclusive license to make, have made, use and sell Product(s), provided Bioheal sells Product(s) under existing trade-marks or under new trade-mark(s) to be agreed by both parties and the terms of clause 6H shall apply to such new trade-mark(s).

The exclusive license set forth herein shall remain exclusive for so long as Bioheal meets the payments and other obligations set forth with regard to the development and commercialization of the Licensed Technology or a Product. If such conditions are not met, C B Wood, in his sole discretion, may elect to terminate the Co-Development Agreement or take whatever actions it deems necessary.

     The licence shall continue in force until expiry of the last patent for which the product is covered, this term to include new patents applied for during the course of this Agreement.

3. TECHNICAL INFORMATION LICENSE

A. To the extent it is able to do so, C B Wood hereby grants to Bioheal, to the extent of the Field for the Territory, an exclusive license to use the Technical Information necessary to practice the Technology such that Bioheal may make, have made, use and sell Product(s), including disclosures of the Technical Information as needed to obtain patent rights or authorization to sell or manufacture Products or services in the Field within any political jurisdiction requiring such disclosure.

B. The exclusive license set forth herein shall remain exclusive for so long as Bioheal meets the payments and other obligations set forth with regard to the development and commercialization of the Licensed Technology or a Product. If such conditions are not met, C B Wood in his sole discretion may elect to terminate the Co-Development Agreement or take whatever action it deems necessary

C. (1) C B Wood shall make efforts to make available to Bioheal Technical Information in his possession related to the Technology that C B Wood has the obligation to disclose under this Agreement. Bioheal shall not disclose to third parties any Technical Information furnished by CB Wood during the term of this Agreement, or any time thereafter, provided, however, that disclosure may be made of any such Technical Information at any time: (i) with the prior written consent of C B Wood, or (ii) to the extent necessary, to Bioheal's sublicensees and


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purchasers of Bioheal's  Product(s)  or services,  or (iii) after the same shall have entered into the public domain through no fault of Bioheal or Bioheal's subsidiaries. Disclosure of Technical Information is permitted without a prior written consent of C B Wood to the extent required by statute, rule or regulation of a governing body during the course of Bioheal's normal business practices, or in the application or prosecution of an application for patent rights, or in connection with securing financing for the development or commercialization of the Technology or a Product. Bioheal shall inform C B Wood of any such disclosure and use its best efforts to protect its confidentiality under such disclosure. Any combination of Technical Information shall not be considered in the public domain merely because individual elements thereof are in the public domain. To the extent that any such Technical Information is disclosed to Bioheal's sublicensees and purchasers of Bioheal's Product(s) or services, the agreements contained in this Section shall be made by Bioheal under a confidentiality agreement to apply to and be made binding upon all such parties.

(2) The fact that some or all of the Technical Information becomes public knowledge shall not affect the financial obligations for use of the Technical Information licensed under this Agreement if such Technical Information was used or usable in the discovery, development, manufacture, or approval for sale of a Product within the Field.

4. LICENSE FEE AND RESEARCH AND DEVELOPMENT FUNDING

Bioheal shall pay the costs of any further pre-clinical development work deemed necessary prior to commencing clinical trials, and this shall include the development of the Product for other therapeutic applications, the use of different formulations and preparations of the Product. The pre-clinical costs not to exceed $1.5 million, unless agreed to buy both parties.

B. Bioheal shall pay the costs of clinical trials of the Product. The costs of such development will not exceed $4 million (four million U.S. dollars).

C Bioheal shall pay the cost of prosecuting, filing and maintaining patents and defending revocation proceedings on patents and patent applications, on the Product within the Territory.


5. ACQUISITION

     Acquisition of the Licensed Technology is meant in its broadest sense including assignment, transfer, sublicense, merger, joint venture and so on and so forth.

A. If all or part of the rights granted to Bioheal are acquired by a third party all current or future payments derived by Bioheal from the transfer, whether in cash, shares, property or any other form of payment, including but not limited to up-front payments, milestone payments and royalties will be divided equally between



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C B Wood and  Bioheal,  after  repayment  to  Bioheal of all  development  costs incurred by Bioheal.

ROYALTY PAYMENTS

A. Bioheal shall have exclusive rights to market the Product in the Territory under the following terms: For the Patent and Technical Information licenses granted herein, Bioheal shall pay to C B Wood a royalty of 10% of the Net Sale Price of all Product(s) sold to an unaffiliated third party, likely to be a distributor or wholesaler, but not limited to such, where Bioheal is responsible for the marketing of the Product.

B. If the Product incorporates inventions, patents, or technical information that is necessary for the successful commercialization of the Product and that is obtained from sources other than C B Wood, the Parties agree to negotiate in good faith a new royalty rate to reflect the contribution of such third party inventions, patents, or technical information, but in no event shall the royalty rate be reduced by more than 50%.

C. If this Agreement is for any reason terminated before all the earned royalties herein provided for have been paid, Bioheal shall immediately pay to C B Wood any remaining unpaid balance of earned royalties even though the due date provided in Article 8 has not been reached.

If Bioheal shall sell the rights to the Technology in combination with the sale, acquisition, merger or disposition of Bioheal Ltd., Bioheal, C B Wood and the third party(ies) shall negotiate in good faith the specific details for such sale of rights, subject to the approval of C B Wood which shall not be unreasonably withheld.

7. SUBLICENSING

A. Bioheal shall have the right to sublicense in the Field for the Territory.

B. Bioheal will keep C B Wood routinely updated on progress of discussions and negotiations with potential sub-licensees. C B Wood shall have the right to review the form of sublicenses to be granted hereunder prior to the execution of the same by Bioheal. Bioheal agrees that sublicense agreements shall conform in all material respects to the terms and conditions of this Agreement. If C B Wood has not objected within thirty (30) days of receiving the form of such agreement describing the material terms, Bioheal may proceed to negotiate and grant sublicenses without further review by C B Wood if the form of the sublicense has not materially changed. Bioheal shall provide C B Wood with a copy of each sublicense within thirty (30) days of execution, and shall not grant to its sublicensees any rights not conveyed by this Agreement.

C. If this Agreement is terminated for any reason, except breach of contract by Bioheal, any sublicense shall automatically transfer to C B Wood, unless sublicensee is in breach or default of sublicense, and remain in full force and effect so long as



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the  sublicensees  performs the obligations of the sublicense,  and Bioheal will execute such documents as may be requested by C B Wood to attest to the transfer to C B Wood of all sublicense rights, including the right to receive future payments.

8. PAYMENTS AND REPORTS

Payments owed to C B Wood shall be payable within thirty (30) days of receipt by Bioheal except as stated otherwise elsewhere in this Agreement and except for royalties and profit-sharing compensation as a result of direct marketing of Product by Bioheal.

B. Royalties and profit-sharing compensation owed to C B Wood as a consequence of direct marketing of Product by Bioheal shall be due for each calendar quarter beginning with the first calendar quarter in which sales occur and shall be payable to C B Wood within forty-five (45)days following the last day of the applicable calendar quarter. All payments from Bioheal to C B Wood shall be made in Pounds Sterling (pounds,) by bank credit transfer to C B Wood at the address designated in writing by C B Wood from time-to-time.

C. In the event that Bioheal is prevented from making any payment to C B Wood under this Agreement by virtue of restrictions on currency conversion or repatriation under the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such payments may be paid by depositing them in the currency in which accrued to C B Wood's account in a bank acceptable to C B Wood in the country whose currency is involved. If the local currency cannot be converted or remitted to C B Wood within twelve (12) months from the initial deposit, Bioheal shall pay C B Wood the equivalent of such amount at the initially computed conversion rate (including any interest earnings) in Pounds Sterling (pounds), and the local currency shall be transferred to an account in a bank acceptable to C B Wood in that country.

D. Payments to C B Wood hereunder shall be deemed paid as of the day on which they are received at the address designated. Any part of a payment which is not paid on or before the date when due shall accrue interest thereon from such date until the date of its payment in full at two (2) percentage points over the per annum interest rate published as the "Prime Rate" in The Wall Street Journal (Eastern Edition), but in no event shall such rate exceed the maximum rate permitted by applicable law.

E. Bioheal shall deliver to C B Wood within forty-five (45) days after the end of each calendar quarter a report, certified by the chief financial officer (or equivalent) of Bioheal, setting forth in reasonable detail the calculation of payments made during the quarter and for each calendar quarter, including gross sales, value added taxes, number of units sold, unit price and the like on a country-by-country basis by Bioheal, sublicensees, joint ventures and their affiliates.




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F. The Bioheal report to C B Wood shall be supported by and based upon a similar
financial  report  or, if  permitted,   a copy from each  sublicensee  and other
commercialization entity(ies).

G. The parties will promptly share all information generated under the Co-Development Program pursuant to the confidentiality provisions of Article 21 and with particular respect to the pre-clinical studies and clinical trials.

9. RECORDS

Bioheal shall keep accurate records of all operations affecting payments hereunder, and shall permit C B Wood or a duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than three (3) years thereafter. The fees charged for an audit shall be paid by C B Wood; provided, however, that if an audit discloses an underpayment by Bioheal of more than five percent (5%) for such audited period, Bioheal shall pay the reasonable fees and expenses charged by the firm conducting the audit.

10. OWNERSHIP OF THE TECHNOLOGY, TECHNICAL INFORMATION AND IMPROVEMENTS

C B Wood and Bioheal shall each retain full ownership of their existing intellectual property rights including rights in the process of being protected and rights conceived but not yet reduced to practice as of the effective date of this Agreement.

All Improvements developed under projects funded, in whole or in part, by Bioheal shall be owned by C B Wood and shall be included in the licenses granted in this Agreement. In the event that a conflicting obligation prevents C B Wood from including such an Improvement, C B Wood shall use reasonable efforts to assist Bioheal to obtain rights from the appropriate third party or parties.

All Improvements made during the first three (3) years from the effective date of the Agreement and not developed under projects funded, in whole or in part, by Bioheal, shall be owned by C B Wood and if deemed reasonably necessary for Bioheal's practice of the Technology, without which such practice would constitute an infringement of Bioheal's rights, shall be included to the extent necessary, as decided solely by C B Wood, in the licenses granted in this Agreement, unless inclusion is not possible due to C B Wood's obligations to a third party. In the event that a conflicting obligation prevents C B Wood from including such an Improvement, he shall use reasonable efforts to assist Bioheal to obtain rights from the appropriate third party or parties.

Bioheal shall have the first right of negotiation to a license or other commercial arrangement to any C B Wood intellectual property developed under projects funded, in whole or in part, by Bioheal, which does not constitute an Improvement.



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11.PATENT PROSECUTION

A. Bioheal shall file, prosecute and maintain all of the Patent(s) that are the property of C B Wood as of the date of this Agreement.

B. Bioheal shall bear all patenting expenses related to the filing, prosecution or maintenance of all Patent and Improvement licensed hereunder in whole or in part.

C. C B Wood shall furnish Bioheal with copies of all allowed claims when such claims are allowed in the Field and in the Territory for all Patent and Improvement licensed hereunder.

D. C B Wood shall provide Bioheal with draft copies of all correspondence and filings and related prosecution documents on the Patent and Improvement licensed hereunder and Bioheal shall promptly provide comments, if any, to C B Wood. C B Wood shall confer with Bioheal, and make reasonable efforts to adopt Bioheal's suggestions regarding prosecution tactics and strategy. Notwithstanding the foregoing, Bioheal shall have the right to take such actions as are reasonably necessary, in its good faith judgement, to preserve all rights under the Patent and Improvement throughout the Territory. As soon as practical, subsequent to the filing of any prosecution document, Bioheal shall provide C B Wood with a copy of such document. In addition, Bioheal shall copy C B Wood with any official office action and responses and submissions. Bioheal shall bear the expenses of the activities noted in this Article 11.E.

 .E.  Bioheal will inform C B Wood at least sixty (60) days prior to any decision
having  as a  result  the  failure  to  file,   or  the  abandonment  of  Patent
applications or failure to maintain a Patent,  Patents and Improvements licensed
hereunder  so  that  Bioheal  may  take  over  and  maintain   such  Patent  and
Improvements in force.

 .F. Provided that Bioheal has been informed by Bioheal at least sixty (60) days in advance, in the event that Bioheal decides not to pay patenting expenses in any jurisdiction, C B Wood may elect to maintain such Patent and Improvements in force and terminate Bioheal's licenses granted as for the jurisdiction in which Bioheal abandoned or failed to file or maintain such Patent rights.

12. INFRINGEMENT BY THIRD PARTY

Either party shall notify the other party of any suspected infringement by a third party of the Patent in the Field and the Territory, and each party shall inform the other of any evidence of such infringement(s).

Bioheal shall have the first right to institute suit for infringement(s) in the Field and Territory so long as this Agreement remains exclusive. At Bioheal's expense, C B Wood will reasonably assist Bioheal in such prosecutions if so requested by Bioheal, and will lend his name to such actions if requested by Bioheal or required by law. Notwithstanding the foregoing C B Wood shall have the right to


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participate  and be represented in any such  prosecutions  by his own counsel at his own expense.

If C B Wood notifies Bioheal of his desire to institute suit for infringement(s) and Bioheal fails to exercise its first right to do so within ninety (90) days of such notice, then C B Wood may, at his own expense, bring suit or take any other appropriate action. At Bioheal's expense, Bioheal will reasonably assist C B Wood in such prosecutions if so requested by C B Wood, and will lend its name to such actions if requested by C B Wood or required by law. Notwithstanding the foregoing C B Wood shall have the right to participate and be represented in any such prosecutions by his own counsel at his own expense.

No settlement of any suspected infringement(s), whether or not a suit has been instituted, may be entered into without the express written consent of C B Wood and Bioheal.

     Any amounts recovered pursuant to an infringement suit, settlement or otherwise shall be retained by and be the property of the party bringing the action. In the event Bioheal receives any monies or other consideration from a third party as a result of Bioheal's exercise of its rights under this Agreement, Bioheal shall first be reimbursed for expenses incurred and paid for, C B Wood shall then receive a portion of the remainder in accordance with the applicable provision(s) of Article 6 as applied to all such monies or other considerations whether such monies or other considerations are denoted as "royalties," "damages," "releases" from prior acts, or any other designation.

     If Bioheal fails to exercise its first right to institute suit for infringement(s) and C B Wood elects not to institute suit, then C B Wood shall provide Bioheal with at least sixty (60) days notice of its intention to terminate Bioheal's licenses granted in those jurisdictions affected by the infringement or to take any other action it sees fit in its best judgement.

13. REVOCATION PROCEEDINGS

In the event either party becomes aware of the institution by a third party of any proceedings for the revocation of any Patent, patents or Improvements in any country in the Territory licensed hereunder to Bioheal, such party shall notify the other party promptly. Bioheal shall defend any such proceedings at its own expense, in its own name.

B. C B Wood shall have the right to participate in such revocation proceedings at Bioheal's expense, and will lend its name to such proceedings if requested by C B Wood or required by law. Sublicensees of Bioheal shall also have the right to participate in such revocation proceedings.

C. Settlement of any revocation proceedings shall be subject to the approval of C B Wood; such approval shall not be unreasonably withheld.


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14.    INFRINGEMENT OF THIRD PARTY RIGHTS

     C B Wood will reasonably assist Bioheal to defend or settle such third party claim if so requested and at the expense of Bioheal.

B C B Wood shall have the right to participate and be represented in any such claim by a third party by its own counsel.

C. No settlement of any third party claim may be entered into without the express written consent of C B Wood.

D. In the event, by way of counterclaim or otherwise, either party or both parties recover any damages or other sums in any action, suit, or proceeding involving a claim by a third party, or in settlement thereof, such recovery shall be applied and shared as mutually agreed.

15. REPRESENTATIONS

A. C B Wood represents that it has the right to grant all of the rights herein.

      C B Wood is unaware of any claims asserted against C B Wood by any third parties with respect to Patent infringement or any other type of liability relevant to licensing of the Inventions, which have not been disclosed to Bioheal as of the Effective Date of this Agreement.

     C B Wood represents that he has full power, authority and legal right to enter into this contemplated Agreement and to consummate the transactions contemplated therein.

D. Bioheal represents that it has full power, authority and legal right to enter into this contemplated Agreement and to consummate the transactions contemplated therein.

E. Bioheal shall accept liability to the extent of the Field and for the Territory for or on account of any injury, loss or damage, of any kind or nature sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon either party arising out of or in connection with or resulting from (i) the production, use or sale of any Product(s) or (ii) the use of any technical information, techniques, or practices disclosed by either party, or (iii) any advertising or other promotional activities with respect to any of the foregoing. If a sublicense is granted by Bioheal to a third party that third party shall accept all liability for any injury, loss or damage as defined above.

16. INDEMNIFICATION

     Bioheal hereby agrees to indemnify, hold harmless and defend liability to the extent of the Field and for the Territory C B Wood and his representatives and


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agents  from and against any and all  demands,  claims,  suits or actions of any character presented or brought on account of any injuries, losses or damages sustained by any person or property in consequence of (i) any act or omission of Bioheal or its agents, employees or subcontractors, or (ii) any liability, except for any injuries, losses or damages that specifically result from the negligence or willful misconduct of Bioheal. The foregoing indemnity shall
include  but  not  be  limited  to  court  costs,   attorneys'  fees,  costs  of
investigation and costs of defense associated with such demands, claims, suits or actions. The foregoing indemnity shall apply only to the extent of the Field and in the Territory.

17. INSURANCE

Bioheal shall maintain, during the term of this Agreement, reasonable amounts of comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover the activities of C B Wood and his affiliates. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or beyond the expiration or termination of this Agreement during the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Bioheal or by a sublicensee, affiliate or agent of Bioheal. Bioheal shall furnish to C B Wood a certificate of insurance evidencing such coverage and periodically, upon request, provide evidence that the coverage is still in effect.

18. TERM AND TERMINATION

A. This Agreement shall commence on the Effective Date and, unless sooner terminated under this Article 18, shall expire upon the later of: (i) expiration of the last to expire of all Patent(s), Improvement(s), and Patent(s) licensed under this Agreement including any extensions thereof and any periods of exclusivity granted by regulatory agencies or other governmental bodies; (ii) C B Wood is no longer due any payments from Sublicensee(s); or (iii) Bioheal is no longer directly marketing a Product.

     The payment obligations under the licenses granted to Bioheal for Licensed Patents and Technical Information shall continue throughout the term as defined in this Agreement but would be subject to good faith renegotiations upon the expiration of the last to expire of the Licensed Patents, or upon the abandonment of the last to be abandoned of any patent applications if no patents have been issued, whichever is the later, unless this Agreement is sooner terminated. Such good faith renegotiations shall take into account on a country-by-country or regional basis but not be limited to: (i) Product competition; (ii) utilization, incorporation and value of Technical Information;
(iii) value of Technical Information if no longer confidential or proprietary through no fault of Bioheal, its Sublicensee(s), contractors, financiers or any other Bioheal agent(s) or purchasers of Product or services having access to Technical Information; (iv) the applicable contract or patent law or (v) prior payment commitments.


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C.  Bioheal  may  terminate  this  Agreement  at any time upon  ninety (90) days written notice to C B Wood and upon payment of all amounts due C B Wood through the effective date of the termination.

     Upon termination of this Agreement, neither party shall be released from any obligation that matured prior to the effective date of such termination.
Bioheal and any sublicensee may, however, after the effective date of such termination, sell all Products in inventory provided that Bioheal shall pay to C B Wood the royalties and profit-sharing thereon as required by Article 6 hereof and submit the reports required by Article 8 hereof.

      Except as provided in above, if either party shall be in default of any obligation hereunder, the other party may terminate this Agreement by giving Notice of Termination by Certified or Registered Mail to the party at fault, specifying the basis for termination. If within sixty (60) days after the receipt of such Notice of Termination, the party in default shall remedy the condition forming the basis for termination such Notice of Termination shall cease to be operative, and this Agreement shall continue in full force.

     C B Wood shall have the right to terminate this Agreement if Bioheal shall cease to carry out its business as related to the Product(s), become bankrupt or insolvent, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors.

     Bioheal shall inform C B Wood of its intention to file a voluntary petition in bankruptcy or of another's intention to file an involuntary petition in bankruptcy to be received at least thirty (30) days prior to filing such a petition.

     Notwithstanding anything else in this Agreement to the contrary, the parties agree that Bioheal's obligation to pay C B Wood any payments or other consideration accrued but unpaid prior to termination shall survive the termination of this Agreement.

19. CONFIDENTIALITY; PUBLICATION; PUBLICITY

     In fulfilling their obligations under this Agreement, it may be desirable or necessary for the parties to disclose to one another certain of their Confidential Information. In the event of receipt of such Confidential
Information, the receiving party agrees to preserve such information as confidential and not to disclose it to third parties or to use it except in connection with this Agreement during the term of this Agreement and for a period of five (5) years following its termination. The foregoing obligations shall not apply to any information that:

     1. is now in the public domain or becomes generally available to the public through no fault of the receiving party;

     2. is already known to, or in the possession of, the receiving party as can be demonstrated by documentary evidence;

     3. is disclosed to the receiving party on a non-confidential basis by a third party having the right to make such disclosure; or

     4. is independently developed by the receiving party as can be demonstrated by documentary evidence.

     In addition, to the extent reasonably necessary to fulfil its obligations or exercise its rights under this Agreement (i) a party may disclose Confidential Information to its Affiliates, Sub-licensees, consultants, outside contractors, research investigators and clinical investigators, on a need-to-know basis on condition that such persons or entities agree to be bound by the provisions of this Agreement, (ii) a party or its Affiliates or Sub-licensees may disclose Confidential Information to governmental or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or regulatory authorizations, provided the disclosing party shall request confidential treatment thereof, and (iii) a party may disclose Confidential Information as required by applicable law, regulation or judicial process, provided that such party shall give the other party (x) prior written notice thereof, (y) adequate opportunity to object to any such disclosure or to request confidential treatment thereof, and (z) shall take all steps reasonably possible to minimize the disclosure to that level mandated by law.

B. (i) If either party desires to publish or present the results of the Co-Development Program, the publishing/presenting party shall provide the non-publishing/non-presenting party a copy of the manuscript of any proposed publication or presentation. The non-publishing/non-presenting party shall then have thirty (30) days to review and comment on the manuscript or presentation, and the publishing/presenting party agrees to delete any information identified by the non-publishing/non-presenting party as its Trade Secrets or Confidential Information.

     (ii) In the event the non-publishing/non-presenting party determines that a Patent application covering information contained in the proposed publication or presentation should be filed, the party proposing the publication or presentation shall delay such publication or presentation for up to sixty (60) days after the thirty (30) days outlined in clause B (i) above to allow such filing to be made.

     Each party shall provide the other party with the prior opportunity to review and approve any press releases or similar public announcements concerning this Agreement or clinical, regulatory and commercial developments related to Products as soon as practicable, but in no event later than 24 hours before an announcement is made. Bioheal shall not use the name of C B Wood or otherwise refer to any organization related to C B Wood, except with the written approval of C B Wood, such approval not to be unreasonably withheld.

20.  DISPUTE RESOLUTION

A. The parties shall attempt to resolve through good faith discussions any dispute which arises under this Agreement. Any dispute may, at the election of either party, be referred to the chief executive officers, or the equivalent, of each party. If they are unable to resolve the dispute, within thirty (30) days after delivery of written notice of the dispute from one party to the other, either party may seek to resolve it by referring the matter to an appropriate arbitration service with experience in the field relevant to the dispute. ASSIGNABILITY

     C B Wood or Bioheal shall not assign any rights under this Agreement not specifically transferable by its terms without prior written consent of the other party

22. REFORM

     The parties agree that if any part, form, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

     In the event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction of any country in which this Agreement applies, Bioheal, by written notice to C B Wood, may revise the provision in question or may delete it entirely so as to comply with the decision of the said court.

23. WAIVER AND ALTERATION

     The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement and to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, but the obligations of the other party with respect to such future performance shall continue in full force and effect.

A provision of this Agreement may be altered only by a writing signed by both parties.

24.   MARKING

A. Bioheal shall place in a conspicuous location on any product or its packaging, which is made or sold under any Patent coming within this Agreement, a patent notice in accordance with the laws concerning the marking of patented articles.

B. Bioheal shall include a marking provision similar to Paragraph A above in every sublicense granted pursuant to Article 7 above.

25.  IMPLEMENTATION

Each party shall execute any instruments reasonably believed by the other party to be necessary to implement the provisions of this Agreement.

26.   GOVERNING LAW

This Agreement shall be deemed to have been entered into and shall be governed by, construed and enforced in accordance with laws of England and in the English language, and any action brought to enforce any provision or obligation hereunder shall be brought in a court of competent jurisdiction in the United Kingdom.

27. HEADINGS

The headings of the articles, sections and paragraphs used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

28. PARTIES INDEPENDENT

In making and performing this Agreement, the parties act and shall act at all times as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Bioheal and C B Wood. Except as specifically provided herein, at no time shall either party make commitments or incur any charges or expenses for or in the name of the other party.

29. COUNTERPARTS

This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

30. FORCE MAJEURE

The parties shall not be responsible for failure to perform any of the obligations imposed by this Agreement (except an obligation to pay money), provided the failure is not due to negligence and provided such failure is caused by fire, storms, floods, strikes, lockouts, accidents, war, riots or civil commotions, inability to obtain railroad cars or raw materials, embargoes, any State or Federal regulation, law, or restriction, seizure or acquisition of the Technology or the Product(s) by the Government of the United Kingdom or the United States of America or of any state, or of any agency thereof or by reason of any compliance with a demand or request for such Product for any purpose for national defense, or any other cause or contingency beyond the reasonable control of said party (whether or not of the same kind or nature as the causes or contingencies above enumerated) shall not subject the party so failing to any liability to the other.

31. EXECUTION

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers on the respective dates and at the respective places hereinafter set forth.



BIOHEAL:                             C B WOOD:

By:  /s/ [ILLEGIBLE]                 By:  /s/ [ILLEGIBLE]
     --------------------------           ----------------------------

Position:   Director                 Position: Director

Date:    9/05/98                     Date:   9/5/98